Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Casella Waste Systems, Inc. of our report dated February 19, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Casella Waste Systems, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Casella Waste Systems, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

October 29, 2021